AMENDMENT TO THE CUSTODIAN AGREEMENT BETWEEN THE ADVISORS' INNER CIRCLE FUND I
           AND BROWN BROTHERS HARRIMAN & CO. DATED NOVEMBER 25, 2014

THIS AMENDMENT to the custodian agreement between Advisors' Inner Circle Fund I (the "Trust") and Brown Brothers Harriman & Co. (the "Custodian") dated November 25, 2014 (the "Agreement") is made as of May 12, 2015 (the "Amendment").

                             W I T N E S S E T H :

WHEREAS, the Trust and the Custodian have entered into the Agreement and the parties now wish to amend the Agreement to allow for the series of the Trust that may be established from time to time to also become subject to the Agreement, and to change the termination notice period; and

WHEREAS, the Agreement may be amended by written agreement of both the Trust and the Custodian;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Trust and the Custodian hereby agree, as follows:

     1. The first paragraph of the agreement is hereby deleted in its entirety and replaced with the following:

          "THIS AGREEMENT, dated as of November 25, 2014, between THE ADVISORS' INNER CIRCLE FUND I (the "TRUST"), a management investment company organized under the laws of the State of Delaware and registered with the Commission under the Investment Company Act of 1940 (the "1940 ACT"), acting on behalf of one or more of its series listed in
          Schedule 1 (each a "FUND"), and BROWN BROTHERS HARRIMAN & CO., a limited partnership formed under the laws of the State of New York ("BBH&CO." or the "CUSTODIAN")."

     2. Schedule I attached hereto is hereby incorporated and made a part of the Agreement.

     3. Section 15.1 is hereby amended by changing the notice period in the second sentence from "seventy-five (75) days" to "ninety (90) days".

     4. Section 15.1 is further amended by inserting the following sentence between the second and third sentences:

          "If the Custodian gives notice of termination pursuant to the previous sentence, the Trust may delay the termination for up to an additional thirty (30) days upon further notice to Custodian."

     5. Except as amended hereby, all other provisions in the Agreement shall remain the same.


                    [REST OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.                  THE ADVISORS' INNER CIRCLE FUND I

By: /s/ Elizabeth E. Prickett                  By: /s/ Dianne Descoteaux
    -------------------------                      ---------------------
Name: Elizabeth E. Prickett                    Name: Dianne Descoteaux
Title:Managing Director                        Title: VP & Secretary








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                                   SCHEDULE I
                                       TO
  THE CUSTODIAN AGREEMENT BETWEEN THE ADVISORS' INNER CIRCLE FUND I AND BROWN
                BROTHERS HARRIMAN & CO. DATED NOVEMBER 25, 2014

                        LIST OF FUNDS AS OF MAY 12, 2015

Cornerstone Advisors Real Assets Fund
Cornerstone Advisors income Opportunities Fund
Cornerstone Advisors Global Public Equity Fund
Cornerstone Advisors Public Alternatives Fund
Harvest Intermediate Bond Fund